Exhibit 99.1

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

DOLLAR THRIFTY AUTOMOTIVE GRO

Moderator: Julie Lawson
February 21, 2012
8:00 am CT

Coordinator:	...and thank you for joining the Dollar Thrifty Automotive Group Fourth Quarter Year-End Financial Results.

At this time all participants are in a listen-only mode. After the presentation we will conduct a question-and-answer session. To ask a question at that time, please press star then 1. Today’s conference is being recorded. If you have any objections you may disconnect at this time.

Now, I would like to turn the call over to your speaker to Vicki Vaniman, General Counsel. You may begin.

Vicki Vaniman:	Thank you. Good morning and welcome to the Dollar Thrifty Automotive Group, Inc., fourth quarter and full-year 2011 earnings release conference call.

Scott Thompson, President, Chief Executive Officer, and Chairman of the Board, together with Cliff Buster, Chief Financial Officer, will be the host for today’s call.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Some of the comments contained in this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed in forward-looking statements due to many factors. These factors include, among others, matters that Dollar Thrifty has noted in its latest earnings release and filings with the SEC. Dollar Thrifty undertakes no obligation to update or revise forward-looking statements.

Today, the company will use certain non-GAAP financial measures, all of which are reconciled with GAAP numbers, and can be found in today’s press release or posted to our Company’s Web site at DTAG.com under the Investor Info tab.

And now I would like to turn the call over to -- excuse me -- to Scott to discuss our fourth quarter and full-year results.

Scott Thompson:
Thank you, Vicki, and good morning everyone. I’m pleased to report that for the second consecutive a year the company has reported record earnings. Disciplined revenue and fleet management, combined with a strong used vehicle market and lower financing and operating costs allowed us to achieve this performance, in spite of a competitive rate environment. A

Now, for a few overall comments about the fourth quarter. Rental revenue for the fourth quarter of 2011 increased 1%, driven primarily by a 5.2% rise in rental days, partially offset by a 4% decline in revenue per day. Utilization of the fleet climbed to 81.1% in the fourth quarter of 2011, compared to 79.7% in the prior year period. We continue to be very pleased with the demand for our value-oriented product offerings.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

I should highlight at we had a significant reduction in our expense this quarter. Our insurance expense declined approximately $10 million compared to the fourth quarter of 2010 due to favorable claims development resulting from loss control procedures and operational changes made over the last three years. These changes have proven successful in lowering our costs.

Fleet costs per vehicle for the fourth quarter of 2011declined $218 per month, compared to $308 per vehicle per month for the same period last year. Increases in residual values, driven by a favorable used vehicle market positively impacted base depreciation rates. Additionally, gains on sale of risk vehicles increased $3.9 million on a year-over-year basis.

Corporate adjusted EBITDA for the fourth quarter of 2011 totaled $63.5 million, compared to $30.2 million for the fourth quarter of 2010. We were - there were no merger-related expenses in the fourth quarter of 2011, compared to $2.1 million in the fourth quarter of 2010.

Lastly, I’d like to highlight that the company’s non-GAAP earnings per share tripled in the fourth quarter of 2011, compared to the fourth quarter of 2010.

Now, Cliff will review the financial details for the quarter.

H. Clifford Buster:
Thanks, Scott. As Scott mentioned, earnings were very strong this quarter. Non-GAAP net income, excluding merger-related expenses totaled $34.1 million for the fourth quarter of 2011, compared to $9.5 million in the fourth quarter of 2010. Again, excluding the impact of merger-related expenses, non-GAAP diluted earnings per share for the fourth quarter of 2011 totaled $1.09 per diluted share, compared to 31 cents per diluted share in the fourth quarter of 2010.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Consistent with our comments in the last two quarters, I need to highlight that our diluted sharecount increased by approximately one million shares, compared to the prior year period, although there have been no significant equity grants since 2010. This is the result of the application of the Treasury Stock method for accounting purposes in computing diluted shares. Due to the increase in the company’s stock price since 2010, approximately 300,000 fewer shares are assumed to be repurchased from the proceeds of option exercises.

Additionally, approximately 700,000 fewer shares are assumed to be repurchased attributable to the inability to benefit the tax deduction arising from those assumed option exercises under the Treasury Stock method as the company does not expect to be a cash tax payer in 2011. When the company becomes a cash tax payer, this situation is expected to reverse, thus reducing diluted shares outstanding. For 2012 guidance purposes we have taken a conservative position and have assumed that these shares will be outstanding for diluted EPS purposes.

Now turning to Table 1 in the press release, rental revenues for the fourth quarter of 2011 were $338.3 million, an increase of 1% from prior year levels. As Scott mentioned, fleet utilization increased 140 basis points as we were able to service a portion of the incremental rental demand without a corresponding increase in our fleet size. This increase in utilization helped mitigate the pricing pressure we realized during the quarter.

Selling, general, and administrative expenses in the fourth quarter of 2011 declined modestly to $45.4 million, primarily attributable to a decrease in merger-related expenses on a year-over-year basis. In spite of a 5.2% increase in rental days, direct vehicle, and operating expenses in the fourth quarter of 2011, we’re effectively flat compared to the fourth quarter of 2010. This was

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

primarily due to lower insurance expense as a result of favorable developments and loss trends and claims history. We would not expect this favorability to repeat next year as it was a result of changes we made in business practices that impacted claim estimates established by third-party actuaries.

Vehicle depreciation expense for the quarter decreased $24.2 million, or 26.5% from $91.2 million in the fourth quarter of 2010 to $67 million in the fourth quarter of 2011. The decrease is attributable to the factors Scott mentioned earlier in the call with respect to base depreciation rates and vehicle gains, partially offset by an increase in depreciation as a result of a 3.6% increase in average depreciable fleet during the period.

During the fourth quarter of 2011 the company sold approximately 8,600 vehicles at an average gain of $436 per vehicle, compared to approximately 7,900 vehicles sold in the fourth quarter of 2010 at an average loss of $17 per vehicle.

Interest expense, net of interest income, totaled $18.6 million for the fourth quarter of 2011, down from $23.9 million for the same period last year. The decrease in interest expense is the result of the repayment of all of our corporate indebtedness during the third quarter, combined with lower overall interest rates on the new fleet financing facilities completed during 2011.

Now, moving on to key balance sheet items, on Table 2 of the press release cash and cash equivalents totaled $509 million as of December 31, 2011, compared to $563 million at December 31, 2010. The decline in cash is attributable to the repayment of $143 million of outstanding corporate debt in the third quarter, the payment of $100 million under the share repurchase agreement executed in the fourth quarter, direct investments in our Canadian fleet totaling $65 million as of year-end, and the early settlement of an interest

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

rate swap agreement for $9 million at year-end. These uses of cash were partially offset by significant cash flow from operations.

We currently have commitments from two financial institutions and expect to reinstate the Canadian fleet financing facility of $150 million Canadian in the very near term. This will allow us to releverage the Canadian fleet and return approximately $65 million of cash to our U.S. headquarters for general corporate purposes.

Restricted cash totaled $353 million as of December 31, 2011, up from $277 million as of December 31, 2010. The increase in restricted cash is attributable to the fleet financing completed in the fourth quarter of 2011 in preparation for upcoming debt maturities.

Revenue earning vehicle, net of depreciation, totaled $1.5 billion at December 31, 2011, an increase of approximately $130 million from December 31, 2010 levels. The increase in the book value of the fleet is due to an increase in our ending fleet of approximately 3%, compared to the fourth quarter of 2010, directly as a result of higher fleet levels the service increased rental demand.

Vehicle debt increased approximately $150 million from December 31, 2010 to December 31, 2011 with vehicle debt now totaling $1.4 billion. The increase in vehicle debt resulted from the completion of $900 million in medium-term note issuances in 2011 in order to pre-fund upcoming fleet debt maturities. These issues were partially offset by the repayment of our Series 2006 medium-term notes, the Canadian financing facility, and borrowings under our conduit facilities.

Now, turning to liquidity and capital resources, as discussed last quarter the company completed three new fleet financings during 2011 that lowered our

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

borrowing costs and extended our fleet debt maturities. As announced last week, the company has also completed a new five-year, $450 million senior secured credit facility. The new senior secured credit facility increases the company’s available revolving credit capacity to $450 million and will mature in 2017.

In addition to incremental financing capacity, the new facility provides the company with greatly improved flexibility to manage growth initiatives and capital structure initiatives. Among other items, the new facility provides for restricted payments for the purposes of making share repurchases and/or paying dividends, provides greater flexibility for completion of acquisitions, and permits the company to incur additional indebtedness.

Pricing under the new facility will be a spread of 300 to 350 basis points above LIBOR, and based on our current usage we would expect to be at the low end of that pricing grid. The new facility contains various financial and other covenants, which are detailed on our Form 8-K that will be filed later today.

After considering the $100 million forward stock repurchase agreement that was fully funded and recorded as reduction to stockholders equity as of year-end, we ended the quarter with tangible net worth of $586 million. I would like to point out that although the $100 million share repurchase was funded prior to year-end, our diluted share count did not benefit from the repurchase in 2011 as shares were not delivered until February 10, 2012.

Finally, as we consider liquidity uses in 2012 we anticipate incurring capital expenditures of approximately $25 million.

I will now turn the call back over to Scott.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Scott Thompson:
Thank you, Cliff. As you can see, we have substantial liquidity available with over $500 million in unrestricted cash at year-end, unutilized revolver capacity under our newly completely credit facility of approximately $250 million, and approximately $65 million of cash that will be returned in conjunction with the releveraging of the Canadian fleet. This abundance of liquidity, combined with no corporate indebtedness, and our expected substantial cash flow from operation places Dollar Thrifty in a very good competitive position.

Now, I’d like to briefly discuss returning cash to shareholders. As recently announced in February, we completed the repurchase of $100 million of the company’s common stock, reducing our outstanding sharecount by approximately 1.45 million shares, or approximately 5% of our outstanding shares. We believe this is an appropriate first step in the rationalization of our capital structure and returning cash to our shareholders.

We continue to have $300 million of available authorization under our Board approved share repurchase program. We currently expect to complete additional share repurchases in 2012 and will continue to review our capital structure alternatives.

Turning to our Shareholders Rights Plan, as announced this morning our Board of Directors approved an amendment to the company’s Shareholders Rights Plan extending the maturity of the plan to May 2013. The Board believes this step is an appropriate and consistent with its fiduciary duties. The company has not received compete clarity on certain competitors intentions or the status of FTC activity involving these competitors.

Given the significant liquidity embedded in the company’s balance sheet, scarcity value of our well established brands, and the history of our

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

competitor’s actions, the Board believes the Shareholders Rights Plan is appropriate. Keeping the plan in place will ensure the Dollar Thrifty Board maintains the power necessary to act in the best interest of all our shareholders.

Turning to 2012 outlook, we expect an improving U.S. travel market and a very solid used vehicle market in 2012. We believe our well-established value-oriented rental car offerings are positioned well for the current economy. Accordingly, we are projecting rental revenues growth of 3% to 5% in 2012, compared t o 2011. Based on recent trends, we expect this growth to be primarily driven by further transaction growth.

Our outlook for the used vehicle market is that it will continue to be favorable in 2012, and for planning purposes we are using an assumed Manheim Index of approximately 124 for establishing residual value assumptions. Additionally, we expect gains on sales of risked vehicles to moderate in 2012 as a result of continued refinement of residual value assumptions. Based on these factors, our full-year 2012 fleet cost target is in the range of $220 to $240 per vehicle per month.

Lastly, as a result of the overall interest rate on our company’s fleet financing facilities, compared to the above market fixed rates paid on the maturing and maturing financing facilities, and the repayment of all of our corporate debt in 2011, we expect interest expense to decline significantly in 2012, as compared to 2011. We expect this decrease to be in the range of $15 to $20 million. This will be somewhat back-loaded as the last off the old fixed rate debt structure will be repaid from February through July of 2012.

Additionally, I would - I point - I would like to point out that approximately $4.4 million of the anticipated decreases represents a reduction in corporate interest, and the write-off of deferred financing fees in 2011 due to the

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

repayment of all of our corporate indebtedness in the third quarter. Based on these factors, we are targeting exclusive in the merger-related expenses, corporate adjusted EBITDA of $275 to $300 million for the full-year of 2012.

Additionally, we are targeting earnings per share to be in the range of $4.60 to $5.20 per diluted share for the full-year of 2012. We expect to stop reporting non-GAAP EPS and will focus on GAAP EPS going forward. Looking forward to 2012 and beyond, we’ve established an internal goal of achieving annual EPS growth of 10%.

Turning to current operating trends, while we do not generally provide quarterly guidance, given our expectation for a significant variation in earnings of approximately 100% on a year-over-year basis, we are providing our outlook for the first quarter of 2012. As announced this morning, for the first quarter of 2012 we are targeting EPS to be within the range of $1.15 to $1.40 per diluted share, and corporate adjusted EBITDA to be within the range of $70 to $80 million. This compares with EPS and corporate adjusted EBITDA in the first quarter of 2011 of 53 cents per share and $36.3 million respectively.

Significant drivers of this improvement in performance are expected to be single-digit revenue growth, combined with significant improvement in fleet cost on a year-over-year basis. Based on anticipated remarketing activities and lower overall depreciation rates on our fleet, we are targeting fleet costs in the first quarter of 2012 to be within the range of $150 to $170 per unit per month. We expect rental rate environment to improve in the first quarter of 2012 versus the fourth quarter of 2011as the year-over-year decline should mitigate. Nevertheless, we anticipate RPD will decline slightly as compared to the first quarter of 2011.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

In conclusion we remain keenly focused on profitable revenue growth, cost controls, productivity initiatives, disciplined fleet management, and customer service. We believe these factors are consistent with our primary goal to maximize the company’s return on assets. With the strength of our balance sheet, a highly competitive cost structure, strong relationships with strategic partners, and increasing consumer demand for our value-oriented product offering, we are pleased with our competitive position as a standalone company.

Thanks certainly go out to our over 5900 employees for their efforts every day in helping the company achieve its goals. Additionally, I’d like to thank the suppliers, travel partners, lenders, and shareholders for their ongoing support.

That concludes our prepared remarks. Operator, please open the call for questions.

Coordinator:
Thank you. We will now begin the question-and-answer session. If you would like ask a question, please press star then 1. To withdraw your question, press star then 2. One again to ask a question, please press star then 1. One moment please, for the first question.

Our first question comes from Christopher Agnew with MKM Partners. Your line is open.

Christopher Agnew:
Thank you very much. Good morning, one question on guidance. Three parts, if you don’t mind? Airline capacity for 2012 is expected to be flat to down, so I’m just wondering if you could comment on what trends you are seeing that gives you confidence in your rental revenue forecast. And then very quickly, can you comment on cash taxes in 2012 and if share buyback activity is in your EPS guidance?

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Thanks.

Scott Thompson:
Sure. You managed on getting a lot of questions in on one. First of all, kind of to reconcile expected (declinements) with the revenue guidance, I mean I think first thing if you study the (declinements) you’d see that mainly smaller airports have been getting to get harder than the major hubs, and the majority of our business obviously is coming from major hubs. So, you really have to do it on an airport-by-airport basis.

Another point I would make is the length of rent. We continue to see the length of rent extending month after month, and so with just a little bit of a change in length of rent you can end up with relatively flat (declinements) in positive rental volumes.

You asked about cash taxes and I’ll defer that to Cliff.

H. Clifford Buster:
Yeah, Chris, we expect to pay some cash taxes in 2012, but we would expect that the amount of cash taxes we pay would be below the statutory rate. We’ll give further guidance on that as the year progresses. And then, with respect to your last question on the repurchase activity the sharecounts are reflective of the $100 million share repurchase that we just concluded, but does not currently include any further share repurchases.

Scott Thompson:	Next question, operator.

Coordinator:	The next question comes from Michael Millman with Millman Research Associates. Your line is open.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Michael Millman:
Thank you. At least in January, and likely to continue, has been a couple new entrants into your major market in Florida and pricing seems to be brutal. Given that what do you see happening? What do you see your revenue per day? It sounds like flattish or maybe down slightly. Do you see that there’s a fundamental shift taking place, particularly in the Florida market to the low end, and how do you see this affecting the business in the long-term? So, that’s one long question.

Scott Thompson:
That was a very long question, Michael. First of all, I don’t see any fundamental changes in the competitive landscape. And there have been a couple of new competitors in the Florida market, but the Florida market has already been a very competitive market. I think there’s something like 20 rental car companies in Orlando. And so, the addition of one or two here or there I don’t consider to be particularly significant.

I think as you also know that the markets and airports have a tendency to have quite a bit of volatility in pricing, and you know you might be up or down 20% pretty easily within a given airport. And within Florida there are some airports the pricing has been competitive over the last, you know, 30 days. Before that it was pretty good and I would expect that we’ll continue to see significant volatility on an airport-by-airport basis, but nothing particularly fundamental.

If you also go to other markets it’s not unusual to see - if you go to like San Francisco it’s doing very well, and so it jumps around quite a bit from a pricing standpoint.

Michael Millman:	Thank you.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Coordinator:	Our next question comes from John Healy with Northcoast Research. Your line is open.

John Healy:
Thank you. Scott, a couple - a two-part question about fleet, could you give us some color on how fleet levels kind of trended throughout the fourth quarter maybe in the industry, and maybe where you see them today and maybe where your fleet is kind of as you exited the quarter, how tight you think it is? And with that are we right in thinking by kind of your expectation that pricing will be somewhat softer on a year-over-year basis in the first quarter that you have seen the pricing environment out there, what I would say, kind of firm up on year-over-year basis at bit?

Thank you.

Scott Thompson:
Let me see if I can catch some of that. First of all, yeah, I think we’ve been very clear that we’d expect the first quarter for the pricing to be slightly negative compared to first quarter last year, but not to the same extent as the pricing pressure we saw in the fourth quarter, so I want to be clear on that.

From a - you know what do we see from an industry-wide a fleet? We - they don’t send us our - their numbers, so I don’t know exactly what everybody’s got from a fleet standpoint. Quite frankly, I learn more about people’s fleet from the earnings call.

Cliff, what’s our fleet up, 3% give or take?

H. Clifford Buster:	Three percent at quarter-end.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Scott Thompson:	Yeah, about 3%. Not too far off GDP. And, you know, from our perspective we’re where we want to be from a fleet standpoint and feel good about, you know, where the fleet is right now.

John Healy:	Thank you.

Coordinator:	Our next question comes from Steve O’Hara with Fidelity. Your line is open.

Steve O’Hara:	Hi. Good morning.

Scott Thompson:	Morning.

Steve O’Hara:
When you’re talking about targeting 10% EPS growth annually, you know I assume that’s, you know, a long-term goal. You know, where does that come from? I mean, at some point I think you probably run out of costs to cut and, you know, if the industry only grows (at upside) GDP, does that imply, you know, further expansion internationally or, you know, maybe opening up other lines of business?

Scott Thompson:
Well, I think we’ve got a lot of leverage. First of all, that’s an internal target goal. You know, as we’ve begun to get more focused on standalone we’ve looked to see what we think we can do long-term. Certainly the industry - we believe the U.S. economy is growing. I wouldn’t be surprised if the rental volume didn’t grow faster than GDP, but it’s probably not 2x of GDP, but probably something north of GDP.

We also have some store openings that we expect to take part of - part, you know this year. We continue to grow our franchising network worldwide, we have been very focused on costs, and of course we’ll continue to work on the cost side of the equation. And I think our balance sheet also allows us some

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

share buyback in the future, which is certainly positive to EPS, and we may invest some of those proceeds in other opportunities.

When you look at all the tools we have in the toolbox, with a improving economy underneath the company it looks like a very doable internal goal. S

Steve O’Hara:	Hello?

Scott Thompson:	Yeah.

Steve O’Hara:
Yeah, okay. And then second, on - Avis’s budget’s been pretty vocal about, you know, their desire to grow the budget brand in the Europe. I think, you know, in terms of a, you know, offering, I think, dollars probably, you know, at least comparable to budget, and I’m just wondering...

Scott Thompson:	Yeah.

Steve O’Hara:	...do you see that as a possible opportunity for you as well?

Scott Thompson:
As you may or may not remember, we really don’t have any corporate stores in Europe. We have a couple of small franchise operations in Europe that quite frankly aren’t significant to the overall company. And so, we’re really not a player on Continental Europe. I do think the expansion of the Dollar and the Thrifty brand into Europe over time is an opportunity, but it would have to be done in a franchising business model. And with the current situation in Europe we’re not particularly active in working on expanding the brand in Europe right now, but it is a long-term opportunity that we’re underrepresented, clearly, in Continental Europe.

Steve O’Hara:	Okay, thank you.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Coordinator:	Thank you. Once again to ask a question, please press star then one. One moment please, for the next question.

And our next question comes from Jordan Hymowitz with Philadelphia Financial. Your line is open.

Jordan Hymowitz:	Hey, guys...

Scott Thompson:	Hey, Jordan.

Jordan Hymowitz:	...two brief questions. One, the 3% to 5% rental revenues, can you break that out between price and volume?

Scott Thompson:
No. What I can tell you is generally we expect it to be in volume. But, as you know, the pricing in this industry has to do with (the four) players pricing strategies, and we’re the smallest player. So generally, we don’t make any prediction to price up or down.

Jordan Hymowitz:	But, given the first quarter trends that would be indicative of the year more or likely than not?

Scott Thompson:
Except the first quarter. Obviously, we’ve got January booked and January was a very good month for us overall on the bottom line, and we’ve got a reservation book that looks forward enough that we can see most of the first quarter. And what we’ve said is we would expect the pricing to be slightly down, but improved from the fourth quarter.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Jordan Hymowitz:	Okay. And the second question is that you’re depreciation at this point is - per vehicle is substantially lower than Hertz, and somewhat lower than Avis. Why do you think that is?

Scott Thompson:	Don’t know.

Jordan Hymowitz:	Okay. That’s it. Thank you.

Scott Thompson:	Yeah, thank you, Jordan.

Coordinator:	Our next question comes from Bill Cavalier with Oscar Gruss. Your line is open.

Bill Cavalier:	Hi, just a couple of sort of housekeeping questions. The $500 million of cash - of unrestricted cash does that - is that net of the $100 million buyback?

H. Clifford Buster:	Yes, it is.

Bill Cavalier:	Okay. And so, the $20.1, I think it is, that you said when you announced the termination of the buyback, is that like the current basic shares outstanding?

Scott Thompson:	What our basic - let’s get you the basic number.

H. Clifford Buster:	Yeah, let me get the basic shares for you real quick.

Bill Cavalier:	Okay.

H. Clifford Buster:	Those do not - the basic shares that we reported do not have the affect of the buyback in them at this point.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Bill Cavalier:
Okay, that’s all I need. And then, just sort of a - you know, on a macro question, I think a lot of people are wondering, given the amount of the cash that you’re generating and you’re - you know, the modest size of your market cap, I mean when do you stop buying back shares and sort of start returning the cash as dividends, or...

Scott Thompson:	Yeah.

Bill Cavalier:	...I mean, how small do you get?

Scott Thompson:
Yeah. No, I mean great question and certainly it’s something we’re staying focused on. What we’ve said over time is that there’s obviously various ways to return cash to shareholders, and that we expected that we would use more than one tool in the toolbox over time. We are sensitive to our market cap. Our shareholders have been very clear from a liquidity standpoint that we - they’ve given us some thoughts in that area.

But, you know, right now, like I said, we expect to buy some more shares in 2012, but we are keenly focused on also thinking about other ways to return to cash to shareholders.

Bill Cavalier:	Thanks.

Coordinator:	Our final question comes from Michael Millman with Millman Research Associates. Your line is open.

Michael Millman:	Thank you. Can you talk about maybe just a long-term splitting - not splitting ownership, but splitting the markets represented by Dollar and by Thrifty?

Scott Thompson:	I’m not sure I understand the question, Mike.

DOLLAR THRIFTY AUTOMOTIVE GRO
Moderator: Julie Lawson
02-21-12/8:00 am CT
Confirmation # 1857308

Michael Millman:	Today, as they seem to sell at the same price, would you think of moving...

Scott Thompson:	Oh, position and price-wise differently?

Michael Millman:	Position the brands differently, correct.

Scott Thompson:
We are always studying the positioning of the brands both with each other and against our competition. And we don’t really have anything to report on that today, but that is something that we spend a good bit of time looking at and studying and at times even testing.

Michael Millman:	Thank you.

Scott Thompson:	Next question, operator, or are we done?

Coordinator:	At this time we have no further questions.

Scott Thompson:	Thank you. We certainly appreciate your time and interest today. The team is looking forward to reporting the first quarter’s financial performance in May, and again thank you for your interest.

Coordinator:	Thank you and thank you for joining today’s conference. You may disconnect at this time.

END